Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

November 13, 2024

Southwestern Electric Power Company

1 Riverside Plaza

Columbus, Ohio 43215-2373

SWEPCO Storm Recovery Funding LLC

428 Travis Street

Shreveport, Louisiana 71101

Re:	Registration Statement on Form SF-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form SF-1 (Registration Nos. 333-282250 and 333-282250-01) filed on September 20, 2024 (as amended, the “Registration Statement”) being filed by Southwestern Electric Power Company, a corporation incorporated in the State of Delaware (“SWEPCO”), and SWEPCO Storm Recovery Funding LLC, a Louisiana limited liability company (the “Issuer”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $336,700,000 principal amount of the Issuer’s Series 2024-A Senior Secured Storm Recovery Bonds (the “Debt Securities”). The Debt Securities are to be issued under an Indenture (the “Indenture”) to be entered into among the Issuer, U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”), and U.S. Bank National Association, as securities intermediary (the “Securities Intermediary”), the form of which has been filed as an exhibit to the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture and the resolutions adopted by the board of managers of the Issuer relating to the Registration Statement and the issuance of the Debt Securities by the Issuer. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of SWEPCO and the Issuer and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and/or managers and other representatives of SWEPCO and the Issuer.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument; (ii) such Instrument has been duly authorized, executed and delivered by each party thereto; and (iii) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided that we make no assumption in clause (iii) above insofar as it relates to the Issuer and is expressly covered by our opinion.

Based on and subject to the foregoing and the other limitations and qualifications set forth herein, we are of the opinion that the Debt Securities will be validly issued and binding obligations of the Issuer when:

(i) the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

(ii) the Indenture shall have been duly executed and delivered by the Issuer, the Indenture Trustee and the Securities Intermediary;

(iii) the Issuer’s board of managers or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Debt Securities as contemplated by the Registration Statement and the Indenture; and

(iv) the Debt Securities shall have been duly executed by authorized managers of the Issuer and authenticated by the Indenture Trustee, all in accordance with the Indenture and such resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP